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                                                             Exhibit 1.A.(13)(a)

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RIDER FOR PAYMENT OF PREMIUM BENEFIT UPON INSURED'S TOTAL DISABILITY

This benefit is a part of this contract only if it is listed on a contract data page.

TOTAL DISABILITY BENEFIT

Subject to the conditions and exceptions stated below, after we have approved a claim, we will pay premiums into the contract on each monthly date while the Insured is totally disabled. The amounts of these payments are shown under the Schedule of Disability Benefits in this rider. This is subject to all the provisions of this rider and the rest of this contract. We treat each payment made by us as described under Premium Payment. Payments made by us will be used to increase the accumulated premiums described in Death Benefit Guarantee.

TOTAL DISABILITY DEFINED

When we use the terms total disability and totally disabled in this benefit we mean that: (1) until the Insured has stayed totally disabled for two years, the Insured cannot, due to sickness or injury, engage in any occupation for remuneration or profit or perform any of the duties of his or her regular occupation; but (2) after the Insured has stayed totally disabled for two years, the Insured cannot, due to sickness or injury, perform any gainful work for which the Insured is reasonably fitted by education, training or experience.

Except for what we state in the next sentence, we will at no time regard an Insured as totally disabled who is doing gainful work for which the Insured is reasonably fitted by education, training, or experience. We will regard an Insured as totally disabled, even if working or able to work, if the Insured incurs, during a period in which premiums are eligible to be paid by us as we describe below, one of the following: (1) permanent and complete blindness of both eyes; or (2) physical severance of both hands at or above the wrists or both feet at or above the ankles; or (3) physical severance of one hand at or above the wrist and one foot at or above the ankle.

PREMIUMS ELIGIBLE TO BE PAID BY US

If the Insured becomes totally disabled before the first contract anniversary following the Insured's 60th birthday and that total disability begins: (1) on or after the first contract anniversary following the Insured's 5th birthday, if the contract date was before that birthday; or (2) on or after the contract date, if that date was on or after the Insured's 5th birthday, we will make payments under this benefit on each monthly date while the Insured remains totally disabled.

If the Insured becomes totally disabled on or after the first contract anniversary after the Insured's 60th birthday, we will make payments under this benefit on each monthly date before the first contract anniversary following the Insured's 65th birthday and while the Insured remains totally disabled.

If the Insured becomes totally disabled on or after the first contract anniversary after the Insured's 65th birthday, we will not make any payments during that period of total disability.

CONDITIONS

We will not pay any premiums into the contract until we approve a claim. Once approved, we will pay into the contract as of each monthly date the premiums shown under the Schedule of Disability Benefits for monthly dates on and after the onset of total disability and through the date of approval.

Before we will approve a claim, all of these conditions must be met: (1) The Insured must become totally disabled while this contract is in force and not in default past the last day of the grace period; (2) The Insured must be totally disabled for a period of at least six continuous months while living; (3) We must receive proof of total disability in a form satisfactory to us.

EXCEPTIONS

We will not pay any premiums into the contract if the Insured becomes totally disabled from: (1) an injury the Insured causes to himself or herself, on purpose; or (2) sickness or injury due to service on or after the date of this rider in the armed forces of any country(ies) at war. The word war means declared or undeclared war and includes resistance to armed aggression.


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SUCCESSIVE DISABILITIES

Here is what happens if the Insured has at least one payment made by us while totally disabled, then gets well, and then becomes totally disabled again. In this case, we will not apply the six-month continuous disability period that would otherwise be required by Condition (2) and will consider the second period of total disability to be part of the first period unless: (A) the Insured has done gainful work, for which the Insured is reasonably fitted, for at least six months between the periods; or (B) the Insured became totally disabled the second time from an entirely different cause.

If we do not apply the six-month period required by Condition (2), we also will not count the days when there was not total disability as part of the two year period when total disability means the Insured cannot do any of the duties of the Insured's regular occupation.

NOTICE AND PROOF OF CLAIM

Notice and proof of any claim should be given to us, if possible, while the Insured is living and totally disabled. We may also require proof from time to time that the Insured is still totally disabled. After the Insured has been continuously totally disabled for two years, we will not ask for proof of continued total disability more than once a year; and we will require no further proof of continued total disability after the first contract anniversary following the Insured's 65th birthday if the Insured has then been continuously totally disabled for at least five years. As a part of any proof, we have the right to require that the Insured be examined at our expense by doctors of our choice.

CHANGES IN THE BASIC INSURANCE AMOUNT

The amounts shown in the Schedule of Disability Benefits are based on the amounts in the Limited Death Benefit Guarantee column of the Table of Death Benefit Guarantee Values. If the basic insurance amount changes, the amounts shown in that table will change as well as the amounts of charges and benefits under this rider.

If the basic insurance amount increases, the amounts shown in the Schedule of Disability Benefits and the charges for this benefit will increase. If the basic insurance amount decreases, the amounts shown in the Schedule of Disability Benefits and the charges for this benefit will decrease.

When there is a change in the basic insurance amount, we will send you a new Schedule of Disability Benefits and contract data pages reflecting the recomputed charges and benefits.

If there is a change in the basic insurance amount which takes effect while the Insured is totally disabled but before we have approved a claim for benefits under this rider, we will pay premiums into the contract following an approval of the claim in accordance with the Schedule of Disability Benefits that was in effect immediately prior to the change of the basic insurance amount.

You may not change the basic insurance amount while we are making payments under this benefit.

BENEFIT CHARGES

The monthly charge for this benefit is deducted on each monthly date from the contract fund. The amount of that charge is stated under Adjustments to the Contract Fund in the contract data pages.

PREMIUMS PAID DURING TOTAL DISABILITY

You may make premium payments if you wish, as provided in the Premium Payment section of the contract even when we are making payments under this benefit.


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                                     II-82
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WHEN WE WILL STOP PAYING PREMIUMS

We will stop paying premiums if: (1) total disability ends; or (2) we ask for proof that the Insured is totally disabled and we do not receive it by the date requested; or (3) we require that the Insured be examined and the Insured fails to do so; or (4) the Insured became totally disabled on or after the first contract anniversary following his or her 60th birthday and the contract has remained in force until the first contract anniversary following his or her 65th birthday.

DEFAULT

This contract may go into default while we are making payments under this benefit. In that event, we will continue to pay these premiums on each monthly date during the grace period. But we will stop paying premiums when the grace period ends if the amount needed to keep the contract in force is not paid.

TERMINATION

This benefit will end and we will pay no more premiums into the contract for you on the earliest of:

     1.   the end of the grace period if the contract is in default;

     2. the end of the day before the first contract anniversary that follows the Insured's 65th birthday unless the Insured has stayed totally disabled since before the first contract anniversary that follows the 60th birthday;

     3.   the date the contract ends for any other reason.

THIS SUPPLEMENTARY BENEFIT RIDER ATTACHED TO THIS CONTRACT ON THE CONTRACT DATE


The Prudential Insurance Company of America,


By /s/ [SPECIMEN]
     Secretary

VL 100 B-97 NY

                                     II-83